UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EMERSON RADIO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EMERSON RADIO CORP.

3 UNIVERSITY PLAZA, SUITE 405

HACKENSACK, NEW JERSEY 07601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2013

Dear Stockholder:

As a stockholder of Emerson Radio Corp., you are hereby given notice of and invited to attend in person or by proxy our 2013 Annual Meeting of Stockholders to be held at the law offices of SorinRand LLP located at Two Tower Center Blvd., 24th Floor, East Brunswick, New Jersey 08816, on Thursday, November 7, 2013, at 9:00 a.m. (local time).

At this year’s stockholders’ meeting, you will be asked to (i) elect ten directors to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, (ii) have an advisory vote to approve executive compensation of our named executive officers, (iii) have an advisory vote on the frequency of future advisory votes on executive compensation, (iv) ratify the appointment of MSPC Certified Public Accountants and Advisors, A Professional Corporation (“MSPC”) as our independent registered public accountants for the fiscal year ending March 31, 2014, (v) consider a shareholder proposal to request the Board to declare and pay a special dividend, (vi) consider a shareholder proposal to recommend the Board adopt cumulative voting and (vii) transact such other business as may properly come before the meeting and any adjournment(s) thereof. Our Board of Directors unanimously recommends that you vote FOR each of the proposals listed, except for the two shareholder proposals, proposals number 5 and 6. Accordingly, please give careful attention to these proxy materials.

Only holders of record of our common stock as of the close of business on October 14, 2013 are entitled to notice of and to vote at our annual meeting and any adjournment(s) thereof. Our transfer books will not be closed.

You are cordially invited to attend the annual meeting. Whether you expect to attend the annual meeting or not, please vote, sign, date and return in the self-addressed envelope provided the enclosed proxy card as promptly as possible. If you attend the annual meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

By Order of the Board of Directors,

/s/ Andrew L. Davis
Andrew L. Davis
Secretary

Hackensack, New Jersey

October 18, 2013

YOUR VOTE IS IMPORTANT.

PLEASE EXECUTE AND RETURN PROMPTLY THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

EMERSON RADIO CORP.

3 University Plaza, Suite 405

Hackensack, New Jersey 07601

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2013

To Our Stockholders:

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors” or “Board”) of Emerson Radio Corp., a Delaware corporation (“Emerson” or the “Company”), to be used at our Annual Meeting of Stockholders to be held at the law offices of SorinRand LLP located at Two Tower Center Blvd., East Brunswick, New Jersey 08816, on Thursday, November 7, 2013, at 9:00 a.m. (local time), or at any adjournment or adjournments thereof. Our stockholders of record as of the close of business on October 14, 2013 are entitled to vote at our annual meeting. We expect to begin mailing this proxy statement and the enclosed proxy card to our stockholders on or about October 18, 2013.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on November 7, 2013.

Our proxy materials, including our Proxy Statement for the 2013 Annual Meeting, 2013 Annual Report to Stockholders (which contains our Annual Report on Form 10-K for the year ended March 31, 2013) and proxy card, are available on the Internet at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=02008.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

The accompanying proxy card is designed to permit each of our stockholders as of the record date to vote on each of the proposals properly brought before the annual meeting. As of the record date, there were 27,129,832 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote.

The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote on all other matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter. Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (NYSE), such as the ratification of auditors. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Assuming that a quorum is present, directors will be elected by a plurality vote and the ten nominees who receive the most votes will be elected. There is no right to cumulate votes in the election of directors. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

Assuming that a quorum is present, the advisory vote for the approval of executive compensation of our named executive officers, the advisory vote for the approval of the frequency of future advisory votes on executive compensation, the approval of the shareholder proposal to request the Board to declare and pay a special dividend, the approval of the shareholder proposal to recommend the Board adopt cumulative voting, the ratification of the appointment of MSPC Certified Public Accountants and Advisors, A Professional Corporation (“MSPC”) as our independent registered public accountants for the fiscal year ending March 31, 2014 and approval of any other matter that may properly come before the annual meeting will require that an affirmative vote of a majority of the total votes be cast on these proposals, in person or by proxy, to approve these proposals. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes”, if any, will not affect the outcome of the vote on these proposals. The Company believes that the proposal for the ratification of our independent registered public accounting firm is considered to be a “routine” matter, and hence the Company does not expect that there will be a significant number of broker non-votes on such proposal.

As of the record date, October 14, 2013, The Grande Holdings Limited (In Liquidation) (“Grande”), a Bermuda corporation, has, together with S&T International Distribution Limited (“S&T”), a subsidiary of Grande, and Grande N.A.K.S. Ltd., a subsidiary of Grande (together with Grande, the “Reporting Persons”), filed, on April 29, 2013, a Schedule 13D/A with the SEC stating that, as of the filing date, the Reporting Persons had the shared power to vote and direct the disposition of 15,243,283 shares, or approximately 56.2%, of the outstanding common stock of Emerson which, pursuant to an agreement between S&T and Deutsche Bank AG (“Deutsche Bank”) on March 26, 2013, are no longer subject to the rights granted to Deutsche Bank pursuant to a security agreement entered into between S&T and Deutsche Bank on January 20, 2010.

On April 10, 2013, Deutsche Bank filed a Form 4 with the SEC disclosing the redemption and release, as of April 2, 2013, of 3,380,079 shares of common stock (the “Remaining Pledged Shares”) of Emerson to S&T, Emerson’s largest shareholder. On May 9, 2013, a Schedule 13G was filed with the SEC by Deutsche Bank AG stating that it had no voting or dispositive power over any of the outstanding common stock of Emerson. As a result, Deutsche Bank no longer claims beneficial ownership of any of the Remaining Pledged Shares. Furthermore, because S&T has regained control of a majority of the outstanding shares of common stock of Emerson, Emerson is once again a Controlled company, as defined in Section 801(a) of the NYSE MKT Rules.

On May 31, 2011, upon application of a major creditor, the High Court of Hong Kong appointed Fok Hei Yu (who is also known by the anglicized name Vincent Fok), a current director of the Company, and Roderick John Sutton, both of FTI Consulting (Hong Kong) Limited (“FTI”), as Joint and Several Provisional Liquidators over Grande. Accordingly, as of May 31, 2011, the directors of Grande no longer have the ability to exercise control over Grande or the power to direct the voting and disposition of the 15,243,283 shares beneficially owned by Grande. Instead, Mr. Fok and Mr. Sutton, as Provisional Liquidators over Grande, have such power. In addition, on March 20, 2013, the Provisional Liquidators informed Emerson that they are obligated to liquidate the 15,243,283 shares beneficially owned by Grande. The Company can make no assurances regarding whether or to what extent such shares will be liquidated or retained by Grande, the timing, prices or amounts of any sales of shares or the impact, if any, on the Company, its other shareholders or the trading price of its common stock of any actual or anticipated dispositions of shares by the Provisional Liquidators.

The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for: (i) the nominees for the Board of Directors identified herein, (ii) the approval of executive compensation of our named executive officers, (iii) the approval of the frequency of future advisory votes on executive compensation, (iv) the ratification of the appointment of MSPC as independent registered public accountants of Emerson for the fiscal year ending March 31, 2014, (v) the approval of the shareholder proposal to request the Board to declare and pay a special dividend, and (vi) the approval of the shareholder proposal to recommend the Board adopt cumulative voting. The Company’s Board of Directors urges you to complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid for mailing in the United States.

When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card will vote the shares in accordance with the stockholder’s instructions. The Company has designated Andrew L. Davis and Barry Smith as proxies for the stockholders. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.

If you sign your proxy card and return it to the Company and you have made no specifications with respect to voting matters, your shares will be voted FOR: (i) the election of the nominees for director identified herein, (ii) the approval of executive compensation of our named executive officers, (iii) the approval of the frequency of future advisory votes on executive compensation and (iv) the ratification of the appointment of MSPC as the Company’s independent registered public accountants for the fiscal year ending March 31, 2014 and, at the discretion of the proxies designated by the Company, on any other matter that may properly come before the annual meeting or any adjournment(s), and your shares will be voted AGAINST: (v) the approval of the shareholder proposal to request the Board to declare and pay a special dividend and (vi) the approval of the shareholder proposal to recommend the Board adopt cumulative voting.

You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless at or prior to the annual meeting we have received notice of such revocation.

At least ten (10) days before the annual meeting, the Company will make a complete list of the stockholders entitled to vote at the annual meeting open to the examination of any stockholder for any purpose germane to the meeting. The list will be open for inspection during ordinary business hours at the Company’s offices located at 3 University Plaza, Suite 405, Hackensack, New Jersey 07601, and will also be made available to stockholders present at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS

Ten directors are proposed to be elected at the annual meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote.

Christopher Ho, the Company’s Chairman, has advised the Board that he will not seek re-election to the Board at the 2013 Annual Meeting of Stockholders. Mr. Ho has served as the Company’s Chairman since July 2006. Mr. Ho is presently the sole director of The Grande Holdings Limited (In Liquidation) (“Grande”), a Hong Kong based group of companies engaged principally in the distribution of household appliances and consumer electronic products and licensing of trademarks. Grande indirectly, through a wholly-owned subsidiary, owns the controlling interest in the Company’s outstanding common stock. Mr. Ho also currently serves as Chairman of Lafe Corporation Limited, a company listed on the Singapore Exchange. Mr. Ho graduated from the University of Toronto in 1974. He is a member of the Canadian Institute of Chartered Accountants as well as a member of the Certified Management Accountants of Ontario. He also is a Certified Public Accountant in Hong Kong and a member of the Hong Kong Institute of Certified Public Accountants. He was a partner in an international accounting firm before joining Grande and has extensive experience in corporate finance, international trade and manufacturing.

On September 20, 2013, the Board of Directors, upon recommendation of its Corporate Governance, Nominating and Compensation Committee, increased the number of directors from seven directors to ten directors, such increase to be effective as of the Company’s 2013 Annual Meeting of Stockholders. The ten nominees for election as directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified are Eduard Will, Duncan Hon, Vincent Fok, Mirzan Mahathir, Kareem E. Sethi, Terence A. Snellings, John Howard Batchelor, Gregory William Hunt, Mark Manski and Roderick John Sutton. Of the ten nominees named in this proxy statement, Messrs. Will, Hon, Fok, Mahathir, Sethi, and Snellings are members of the Company’s current Board of Directors and Messrs. Batchelor, Hunt, Manski and Sutton are new nominees. All nominees have consented to serve if elected and the Company has no reason to believe that any of the nominees named will be unable to serve. If any nominee becomes unable to serve, (i) the shares represented by the designated proxies will be voted for the election of a substitute as the Company’s Board of Directors may recommend, (ii) the Company’s Board of Directors may reduce the number of directors to eliminate the vacancy or (iii) the Company’s Board of Directors may fill the vacancy at a later date after selecting an appropriate nominee.

The current Board of Directors nominated the individuals named below for election to our Board of Directors, and information regarding the background and qualifications of each of the nominees is set forth below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the nominees, including their ownership of securities issued by Emerson.

Name	Age	Year First Became Director	Principal Occupation or Employment
Eduard Will (1)	71	2006

Eduard Will has been the Company’s Vice Chairman since October 2007 and a director since July 2006. From July 2006 until October 2007, Mr. Will served as the Company’s President- North American Operations. Prior to becoming President- North American Operations, Mr. Will was the Chairman of the Company’s Audit Committee from January 2006 through July 2006. From 2001 to 2002, Mr. Will served as Chief Executive Officer of Boca Research, Inc. Mr. Will has more than 40 years of experience as a merchant banker, senior advisor and director of various public and private companies. Presently, Mr. Will is serving on the Board or acting as Senior Adviser to Lafe Corporation Limited (Singapore), Ricco Capital (Holdings) Ltd. (Hong Kong) and South East Group (Hong Kong). Until his resignation in December 2012, Mr. Will had also served as a director of Integrated Data Corporation.

Based on Mr. Will’s background in merchant banking and service on a variety of corporate boards, the Board believes that he is well qualified to serve as a director of the Company.

Duncan Hon	52	2009

Duncan Hon, a director of the Company since February 2009, has been the Company’s Chief Executive Officer since August 2011 and, prior to that, was the Company’s Deputy Chief Executive Officer since November 2009. Mr. Hon served as a director of Grande between January 2011 and March 2013, at which time he resigned as a director of Grande. Mr. Hon currently serves as a director and Vice Chairman of the Board of Sansui Electric Co. Ltd., which was delisted from the Tokyo Stock Exchange in May 2012. In addition to his employment with the Company, Mr. Hon is also an employee of a subsidiary of Grande which is engaged in trademark licensing. He is a member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants.

Based on Mr. Hon’s role as Chief Executive Officer of the Company, his experience in management and accounting, and his position as a director and executive of Grande, the Board believes that he is well qualified to serve as a director of the Company.

Vincent Fok	43	2011

Vincent Fok has been a director since August 2011. Mr. Fok is currently a senior managing director of FTI Consulting, a global advisory firm assisting companies to protect and enhance enterprise value, and was appointed one of two Joint and Several Provisional Liquidators over Grande by the High Court of Hong Kong on May 31, 2011. Additionally, Mr Fok is an independent non-executive director of Kaisa Group Holdings Limited, and Shirble Department Store Holdings (China) Limited, both of which are listed on the Hong Kong Stock Exchange, and was a non-executive director of Delong Holding Limited, a Singapore listed company, between 2009 and 2012. Mr. Fok is a member of the Hong Kong Institute of Certified Public Accountants, the CPA Australia and the Hong Kong Institute of Directors. Mr Fok graduated from Australian National University with a bachelor’s degree in commerce.

Based on Mr. Fok’s background in business and corporate finance, the Board believes that he is well qualified to serve as a director of the Company.

Mirzan Mahathir (1)	54	2007

Mirzan Mahathir has been a director since December 2007. Mr. Mahathir currently manages his investments in Malaysia and overseas while facilitating business collaboration in the region. Previously, Mr. Mahathir worked for IBM Corporation and Salomon Brothers. Between 1992 and 2007, Mr. Mahathir served as the Executive Chairman and President of Konsortium Logistik Berhad, a Malaysian logistic solutions provider listed on the Bursa Malaysia. He also is the Chairman and CEO of Crescent Capital Sdn Bhd, a Malaysian investment holding and independent strategic and financial advisory firm which he founded, and the President of the Asian Strategy and Leadership Institute (ASLI), a leading organizer of business conferences, secretariat for business councils and public policy research centre. Currently, Mr. Mahathir holds directorships in Petron Corporation, AHB Holdings Berhad and Lafe Corporation Limited, companies listed on the Philippine Stock Exchange, Bursa Malaysia, and the Singapore Exchange respectively. He is a member of the Wharton School Executive Board for Asia and the Business Advisory Council of UN/ESCAP.

Based on Mr. Mahathir’s executive management and directorship experience, the Board believes that he is well qualified to serve as a director of the Company.

Kareem E. Sethi (2)	36	2007

Kareem E. Sethi has been a director since December 2007. Mr. Sethi has served as Managing Director of Streetwise Capital Partners, Inc. since 2003. From 1999 until 2003, Mr. Sethi was Manager, Business Recovery Services for PricewaterhouseCoopers LLP.

Based on Mr. Sethi’s experience in accounting, corporate finance and portfolio management, the Board believes that he is well qualified to serve as a director of the Company.

Terence A. Snellings (1) (2)	63	2008

Terence A. Snellings has been a director since August 2008. Until December 2009, Mr. Snellings served as Director of Finance and Administration of Refugee Resettlement and Immigration Services of Atlanta, Inc., a non-profit agency that provides an entry into the American culture for refugees. From 1986 until April 2006, Mr. Snellings served as Managing Director of Wachovia Services, Ltd., where he managed investment banking origination activities of the Asia-Pacific Group within Wachovia Securities Corporate and Investment Banking Division.

Based on Mr. Snellings’ experience in international banking and finance, the Board believes that he is well qualified to serve as a director of the Company.

John Howard Batchelor	38	—

John Howard Batchelor is a Senior Managing Director in the Corporate Finance and Restructuring practice of FTI Consulting, a global advisory firm assisting companies protect and enhance enterprise value. Mr. Batchelor has more than 17 years of experience in corporate restructuring, transaction advisory, and corporate recovery, including extensive experience in extracting value for stakeholders from difficult and illiquid situations in the PRC and Asia generally across a wide number of industries. Prior to joining FTI Consulting, Mr. Batchelor began his career with Ferrier Hodgson in Melbourne in 1996. From 2009 to 2012, Mr. Batchelor served on the board of directors of Sincere Watch (Hong Kong), a HK Mainboard listed public company and between January – July 2010, Mr. Batchelor served on the board of directors of Creative Energy Solutions Holdings Limited, a HK Growth Enterprise Market listed public company. Mr. Batchelor is a CA (Aus.) and FCPA (HK) with more than 17 years in accountancy, and is a member of the Institute of Chartered Accountants in Australia and a Fellow of the Hong Kong Institute of Certified Public Accountants. Mr. Batchelor holds a Bachelor of Commerce in Accounting and Finance from Monash University, Australia.

Based on Mr. Batchelor’s experience in accounting, finance and management and director experience, the Board believes that he is well qualified to serve as a director of the Company.

Gregory William Hunt	56	—

Mr. Hunt is Chief Financial Officer of Apollo Investment Corporation (AIC) a publicly traded Business Development Corporation. Prior to joining Apollo, from February 2010 to May 2012, Mr. Hunt was Executive Vice President and Chief Financial Officer of Yankee Candle Company, a private company with $830 million in annual revenues. From June 2007 to November 2009, Mr. Hunt worked for Apollo affiliates as an executive responsible for investment analysis and due diligence, including direct management involvement providing strategic and operational oversight for portfolio companies. From July 2006 to June 2007, Mr. Hunt was Chief Restructuring Officer, Senior Vice President, and Chief Financial Officer of Tweeter Home Entertainment Group, a national specialty consumer electronics retailer. From 2001 to June 2006, Mr. Hunt was Co-Chief Executive Officer and Chief Financial Officer of Syratech Corporation, a privately owned $300 million tabletop, glassware, and seasonal products company. Mr. Hunt currently serves on the Board of Directors of LogicSource Corporation. Mr. Hunt is a Certified Public Accountant, Commonwealth of Massachusetts since 1982, and holds a Bachelor of Science degree in Accounting from the University of Vermont.

Based on Mr. Hunt’s experience in accounting, finance and management, the Board believes that he is well qualified to serve as a director of the Company.

Mark Manski	62	—

Mark Manski is Founder and Principal of Mark Manski LLC, an advisory services company formed to provide financial restructuring and distressed asset management for the benefit of financial services companies and companies in capital growth, entrepreneurial, or distressed situations. From 2010 to 2013 and prior to founding Mark Manski LLC, Mr. Manski was a Shareholder of Greenberg Traurig LLP, an international law firm, in the Business Reorganization & Financial Restructuring Practice, after which time he retired from the practice of law. From 1999 to 2010, Mr. Manski served in various positions at Barclays Capital, New York, including a position as Managing Director and as Chief Credit Officer, Real Estate, Americas. From 1993 to 1999, Mr. Manski was President and Founder of Roundhill Group, Ltd., a consulting firm specializing in providing strategic, operational, managerial, and financial services, as well as litigation support and credit policy, creditor rights, and portfolio advisory services to the financial industry. Mr. Manski is a member of the Massachusetts Bar since 1975, and holds a Juris Doctor from Suffolk University Law School and a Bachelor of Arts from the University of Massachusetts at Amherst.

Based on Mr. Manski’s experience in finance and restructuring, the Board believes that he is well qualified to serve as a director of the Company.

Roderick John Sutton	48	—

Roderick John Sutton is Chairman of the Asia Pacific Region of FTI Consulting, a global business advisory firm offering services in corporate finance and restructuring, economic consulting, forensic and litigation consulting, and strategic communications consulting, and was appointed one of two Joint and Several Provisional Liquidators over Grande by the High Court of Hong Kong on May 31, 2011. Mr. Sutton has over 23 years of experience in business restructuring and advisory with respect to distressed businesses, including appointments as an Advisor, Chief Restructuring Officer, and liquidator in workout situations. Mr. Sutton has handled various appointments as liquidator, receiver and administrator in Hong Kong, Singapore, Australia, BVI, Bermuda and Mauritius, and conducted workout, restructuring, operational turnaround and due diligence assignments in Hong Kong, the PRC, Taiwan, and Australia, including the restructuring of listed companies. Prior to joining FTI Consulting, Mr. Sutton was an executive director at Ferrier Hodgson, a global group of accounting firms specializing in insolvency in the Australian and Asia Pacific region, which is where he commenced his career in Melbourne in 1988. Mr. Sutton is a CA and CPA with more than 23 years in accountancy and is a member of the Institute of Chartered Accountants in Australia and a Fellow of the Hong Kong Institute of Certified Public Accountants. Mr. Sutton holds a Bachelor of Business in Accounting from Ballarat University, Victoria, Australia.

Based on Mr. Sutton’s experience in accounting, corporate finance and restructuring and director experience, the Board believes that he is well qualified to serve as a director of the Company.

(1)	Member of the Corporate Governance, Nominating and Compensation Committee
(2)	Member of the Audit Committee

Family Relationships

There are no family relationships among the nominees for director, the officers and key employees of the Company.

Vote Required

Directors will be elected by a plurality of the votes cast by the holders of Emerson common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of October 14, 2013, the beneficial ownership of (i) each current director and director nominee; (ii) each of the Company’s Named Executive Officers; (iii) the Company’s current directors, director nominees and executive officers as a group; and (iv) each stockholder known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock. Common stock beneficially owned and percentage ownership as of October 14, 2013 was based on 27,129,832 shares outstanding. Except as otherwise noted, the address of each of the following beneficial owners is c/o Emerson Radio Corp., 3 University Plaza, Suite 405, Hackensack, New Jersey 07601.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Christopher Ho	0		0%
Vincent Fok	15,243,283	(2)(3)	56.2	% (2)(3)
Duncan Hon	0		0%
Mirzan Mahathir	0		0%
Kareem E. Sethi	0		0%
Terence A. Snellings	0		0%
Eduard Will (4)	50,000		*
John Howard Batchelor (5)	0		0%
Gregory William Hunt (6)	0		0%
Mark Manski (7)	0		0%
Roderick John Sutton (5)	15,243,283	(2)(3)	56.2	% (2)(3)
Andrew L. Davis	0		0%
S&T International Distribution Limited	15,243,283	(2)	56.2	% (2)
Lloyd I. Miller, III (8)	2,562,112		9.4%
All Directors, Director Nominees and Executive Officers as a Group (12 persons) (9)	15,293,283	(9)	56.4	% (9)

(*)	Less than one percent.
(1)	Based on 27,129,832 shares of common stock outstanding as of October 14, 2013. Each beneficial owner’s percentage ownership of common stock is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of October 14, 2013 have been exercised. Except as otherwise indicated, the beneficial ownership table does not include common stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days of October 14, 2013. Except as otherwise indicated and based upon the Company’s review of information as filed with the SEC, the Company believes that the beneficial owners of the securities listed have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
(2)	The Grande Holdings Limited (In Liquidation) (“Grande”), a Bermuda corporation, has, together with S&T International Distribution Limited (“S&T”), a subsidiary of Grande, and Grande N.A.K.S. Ltd., a subsidiary of Grande (together with Grande, the “Reporting Persons”), filed, on April 29, 2013, a Schedule 13D/A with the Securities and Exchange Commission (“SEC”) stating that, as of the filing date, the Reporting Persons had the shared power to vote and direct the disposition of 15,243,283 shares, or approximately 56.2%, of the outstanding common stock of Emerson which, pursuant to an agreement between S&T and Deutsche Bank AG (“Deutsche Bank”) on March 26, 2013, are no longer subject to the rights granted to Deutsche Bank pursuant to a security agreement entered into between S&T and Deutsche Bank on January 20, 2010. On April 10, 2013, Deutsche Bank filed a Form 4 with the SEC disclosing the redemption and release, as of April 2, 2013, of 3,380,079 shares of common stock (the “Remaining Pledged Shares”) of Emerson to S&T, Emerson’s largest shareholder. On May 9, 2013, a Schedule 13G was filed with the SEC by Deutsche Bank AG stating that it had no voting or dispositive power over any of the outstanding common stock of Emerson. As a result, Deutsche Bank no longer claims beneficial ownership of any of the Remaining Pledged Shares.
(3)	On May 31, 2011, upon application of a major creditor, the High Court of Hong Kong appointed Fok Hei Yu (who is also known by the anglicized name Vincent Fok), a current director, and Roderick John Sutton, both of FTI Consulting (Hong Kong) Limited (“FTI”), as Joint and Several Provisional Liquidators over Grande (the “Provisional Liquidators over Grande”). Accordingly, as of May 31, 2011, the directors of Grande no longer have the ability to exercise control over Grande or the power to direct the voting and disposition of the 15,243,283 shares described in footnote (2). Instead, Mr. Fok and Mr. Sutton, as Provisional Liquidators over Grande, have such power. Information with respect to the ownership of these shares was obtained from a Schedule 13D/A filed with the SEC on April 29, 2013.
(4)	Mr. Will’s ownership consists of options to purchase 50,000 shares of the Company’s common stock pursuant to Emerson’s 2004 Non-Employee Director Stock Option Plan that are exercisable within 60 days of October 14, 2013.
(5)	The business address of Messrs. Batchelor and Sutton is Level 22, The Center, 99 Queen’s Road, Central, Central Hong Kong.
(6)	The business address for Mr. Hunt is 9 West 57th Street, 37th Floor, New York, NY 10019.
(7)	The business address for Mr. Manski is 44 Eagle Drive, Mashpee, MA 02649.

(8)	Lloyd I. Miller, III has sole voting and dispositive power with respect to 2,517,612 of the reported securities and shared voting and dispositive power with respect to 44,500 of the reported securities. The address of Lloyd Miller, III is 222 Lakeview Avenue, suite 160-365, West Palm Beach, Florida 33401. Information with respect to the ownership of these shares was obtained from a Schedule 13D/A filed with the SEC on June 14, 2013.
(9)	See footnotes (2), (3) and (4).

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors and Committees

The Company’s Board of Directors presently consists of seven directors and its composition is unchanged since the beginning of the Company’s fiscal year ended March 31, 2013 (“Fiscal 2013”). The Board of Directors has determined that four of the seven current directors, Messrs. Will, Mahathir, Sethi and Snellings, meet the definition of independence as established by the NYSE MKT listing rules. On September 20, 2013, the Board of Directors, upon recommendation of its Corporate Governance, Nominating and Compensation Committee, increased the number of directors from seven directors to ten directors, such increase to be effective as of the Company’s 2013 Annual Meeting of Stockholders. Of the new nominees for election as directors, Messrs. Hunt and Manksi meet the definition of independence as established by the NYSE MKT listing rules.

The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board of Director approval. The Board of Directors held four formal meeting during Fiscal 2013, and also acted by unanimous written consent. During Fiscal 2013, each member of the Board of Directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during Fiscal 2013, except Mr. Mahathir and Mr. Sethi, who each did not attend two of the four meetings of the Board of Directors that were held during Fiscal 2013. The Company encourages, but does not require, members of the Board of Directors to attend annual meetings of stockholders. Last year, one of the Company’s directors who was nominated for re-election attended the Company’s 2012 Annual Meeting.

The Company’s Board of Directors has two standing committees, the Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10A-3 thereunder, and the Corporate Governance, Nominating and Compensation Committee (the “CGNC Committee”).

Audit Committee. The Company’s Audit Committee currently consists of Mr. Sethi and Mr. Snellings, both of whom the Board of Directors has determined meet the definition of independence as established by the NYSE MKT listing rules and SEC rules and its composition is unchanged since the beginning of Fiscal 2013. Mr. Sethi is currently the Chairman of the Audit Committee and the “audit committee financial expert.” Pursuant to Section 803(B)(2)(c) of the NYSE MKT Company Guide (the “Company Guide”), as a smaller reporting company, the Company is required to have an audit committee of at least two independent members, as defined by the listing standards of the NYSE MKT.

The Audit Committee is empowered by the Board of Directors, among other things, to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system and disclosure control system; (ii) review and appraise the audit efforts of the Company’s independent accountants; (iii) assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company’s management regarding financial reporting issues; and (iv) provide the opportunity for direct communication among the independent accountants, financial and senior management and the Board of Directors. During Fiscal 2013, the Audit Committee performed its duties under a written charter approved by the Board of Directors and formally met four times. A copy of the Company’s Audit Committee Charter is posted on the Company’s website: www.emersonradio.com on the Investor Relations page.

Report of the Audit Committee

This report shall not be deemed “soliciting material” or incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.

The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended March 31, 2013 with the Company’s management and with the Company’s independent auditor, MSPC; (ii) discussed with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and (iii) received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with the Company’s independent auditor the independent auditors’ independence.

The Audit Committee also considered whether the provision to the relevant entity by the independent auditor of non-audit services was compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the SEC.

Members of the Audit Committee

Kareem E. Sethi (Chairman)

Terence A. Snellings

Corporate Governance, Nominating and Compensation Committee. So long as Grande holds beneficially more than 50% of the outstanding common stock of Emerson, Emerson is a Controlled Company under Sections 804 and 805 of the Company Guide, and therefore exempt from the requirements to have (i) the compensation of its executives determined by a compensation committee comprised solely of independent directors or by a majority of the Board of Directors’ independent directors and (ii) director nominees selected by a nominating committee comprised entirely of independent directors or by a majority of the independent directors. Even so, Emerson satisfies the requirements of Sections 804 and 805 of the Company Guide because the CGNC Committee consists of three independent directors (Messrs. Mahathir, Will and Snellings).

The CGNC Committee, among other things, (i) identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors director nominees for election at the next Annual Meeting of Stockholders, (ii) reviews and monitors matters related to management development and succession, (iii) develops and implements executive compensation policies and pay for performance criteria, (iv) reviews and approves salaries, bonuses and incentive awards and (v) pre-approves any proposed transactions between the Company and related parties.

During Fiscal 2013, the Corporate Governance, Nominating and Compensation Committee performed its duties under a written charter approved by the Board of Directors and formally met three times. A copy of the Company’s Corporate Governance, Nominating and Compensation Committee Charter is posted on the Company’s website: www.emersonradio.com on the Investor Relations page.

Members of the Corporate Governance, Nominating and Compensation Committee

Mirzan Mahathir (Chairman)

Eduard Will

Terence A. Snellings

Procedures for Considering Nominations Made by Stockholders. Nominations for election to the Board of Directors may be made by the Company’s Board of Directors or by any stockholder of any outstanding class of the Company’s capital stock entitled to vote for the election of directors. The following procedures shall be utilized in considering any candidate for election to the Board of Directors at an annual meeting, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. A nomination must be delivered to the Company’s Secretary at its principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. A nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) information that will enable the Company’s Board of Directors to determine whether the candidate satisfies the minimum criteria and any additional criteria established by the Company’s Board of Directors.

Qualifications. The Company’s Board of Directors has adopted guidelines describing the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee (i) must satisfy any legal requirements applicable to members of the Board of Directors; (ii) must have business, professional or other experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations; and (iii) must have knowledge of the types of responsibilities expected of members of the board of directors of a public company.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board of Directors will be identified from all available sources, including recommendations made by stockholders, members of the Company’s management and members of the Company’s Board of Directors. The Company’s Board of Directors has a policy that there will be no differences in the manner in which its Board of Directors evaluates nominees recommended by stockholders and nominees recommended by it or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors. The evaluation process for individuals other than existing members of the Board of Directors will include a review of the information provided to the Board of Directors by the proponent and a review of such other information as the Board of Directors shall determine to be relevant.

Third Party Recommendations. In connection with the Company’s 2013 Annual Meeting of Stockholders, the Board of Directors received letters dated August 9, 2013, September 13, 2013 and October 8, 2013 (collectively, the “Nominating Letters”), from The Grande Holdings Limited (In Liquidation), Grande N.A.K.S., LTD and S&T International Distribution Limited (together, the “Nominating Stockholder”) notifying the Company of their intention to nominate certain individuals (with the right to nominate additional nominees) for election to the Company’s Board of Directors. Pursuant to the Nominating Letters, the Nominating Stockholder advised the Board of Directors that it proposes to nominate its nominees for election as directors of the Company at the 2013 Annual Meeting and did not intend to solicit proxies in favor of the nominations at the present time.

Diversity Considerations in Director Nominations

The Company does not have a formal diversity policy. The Company believes its Board of Directors represents a collection of individuals with a variety of complementary skills which, as a group, possess the appropriate skills and experience to oversee the Company’s business. The CGNC Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Company’s Board.

Board Leadership Structure

The Company does not have a formal policy regarding whether the roles of the Chairman of the Board and Chief Executive Officer should be combined or separated. The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board of Directors understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which the Company operates, the right Board leadership structure may vary as circumstances warrant. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate; however, representatives of the Company’s controlling stockholder serve in each role. Mr. Hon, a director of Grande, serves as the Company’s Chief Executive Officer. Mr. Ho, Chairman of Grande, serves as the Company’s Chairman of the Board.

Role in Risk Oversight

Although the Company’s management is responsible for implementing systems and processes to identify and manage risks, the Company’s Board has oversight responsibility for the Company’s risk management processes. In carrying out its oversight responsibility, the Board of Directors has delegated to individual committees certain elements of its risk oversight function. This oversight is administered primarily through the following:

•	The Board of Directors’ review and approval of the Company’s annual budget (prepared and presented to the Board of Directors by the management team), including discussion of the opportunities and challenges facing its business;

•	The Audit Committee’s oversight of the Company’s internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of the Company’s internal controls and financial reporting; and

•	The CGNC Committee’s review and recommendations to the Board of Directors regarding executive officer compensation and its relationship to the Company’s business plans.

Process for Sending Communications to the Board of Directors

The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual at c/o Emerson Radio Corp., 3 University Plaza, Suite 405, Hackensack, New Jersey 07601. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon the Secretary’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

Codes of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer. This Code of Ethics was established with the intention of focusing Senior Financial Officers on areas of ethical risk, providing guidance to help them recognize and deal with ethical issues, providing mechanisms to report unethical conduct, fostering a culture of honesty and accountability, deterring wrongdoing and promoting fair and accurate disclosure and financial reporting.

The Company has also adopted a Code of Conduct for Officers, Directors and Employees of Emerson Radio Corp. and Its Subsidiaries (“Code of Conduct”). We prepared this Code of Conduct to help all officers, directors and employees understand and comply with its policies and procedures. Overall, the purpose of the Company’s Code of Conduct is to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) prompt internal reporting of code violations to an appropriate person or persons identified in the Code of Conduct; and (v) accountability for adherence to the Code of Conduct.

The Code of Ethics and the Code of Conduct are posted on the Company’s website: www.emersonradio.com on the Investor Relations page. If the Company makes any substantive amendments to, or grant any waiver (including any implicit waiver) from a provision of the Code of Ethics or the Code of Conduct, and that relates to any element of the Code of Ethics definition enumerated in Item 406 (b) of Regulation S-K, the Company will disclose the nature of such amendment or waiver on its website or in a current report on Form 8-K.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the current executive officers of Emerson:

Name	Age	Position	Year Became Officer
Duncan Hon	52	Chief Executive Officer and Director	2009
Andrew L. Davis	46	Executive Vice President and Chief Financial Officer	2010

Duncan Hon has served as the Company’s Chief Executive Officer since August 2011 and a director of the Company since February 2009. Until his appointment as the Company’s Chief Executive Officer, Mr. Hon served as the Company’s Deputy Chief Executive Officer since November 2009. See Mr. Hon’s biographical information above.

Andrew L. Davis has served as the Company’s Executive Vice President and Chief Financial Officer since September 2010. Mr. Davis also serves as Secretary of the Company, a position to which he was elected in November 2007. Previously, Mr. Davis served as Vice President, Finance and Corporate Controller of the Company since joining the Company in August 2007. Prior to joining the Company, Mr. Davis held various executive and managerial positions in accounting and finance with several companies, most recently CA, Inc., and prior to that, ce Global Sourcing AG. Mr. Davis is a C.P.A., holds a B.B.A. in Accounting from Iowa State University and an M.B.A. from the University of Connecticut.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries for Fiscal 2013 and for the fiscal year ended March 31, 2012 (“Fiscal 2012”) which was awarded to, earned by or paid to each person who served as the Company’s principal executive officer at any time during Fiscal 2013, the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers as of March 31, 2013 and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the smaller reporting company as of March 31, 2013 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)		Total ($)
Duncan Hon (2)	2013	$475,000	$125,000	$ 17,878	(3)	$617,878
Chief Executive Officer	2012	$433,333	$200,000	$ 11,206	(4)	$644,539
Andrew L. Davis	2013	$278,438	—	$ 14,915	(5)	$293,353
Chief Financial Officer	2012	$275,000	—	$ 19,746	(5)	$294,746
Adrian Ma (6)	2013	—	—	$123,077	(7)	$123,077
Former Chief Executive Officer	2012	$116,667	—	$179,273	(8)	$295,940

(1)	Represents bonus paid during the fiscal year.
(2)	Mr. Hon was appointed as the Company’s Chief Executive Officer on August 31, 2011.

(3)	Represents payout during Fiscal 2013 of unused accrued vacation time.
(4)	Represents $10,000 paid by the Company on behalf of Mr. Hon to settle Mr. Hon’s U.S. federal and state income tax liabilities related to U.S. sourced income earned by him from all sources in Fiscal 2012 and $1,206 paid by the Company for medical insurance for Mr. Hon during Fiscal 2012.
(5)	Represents the incremental cost to the Company of all personnel benefits, including match for its 401(K) plan, provided to our Named Executive Officers. Such personnel benefits are available to all employees of the Company in accordance with the Company’s standard employment practices.
(6)	Mr. Ma resigned from his position as President and Chief Executive Officer of Emerson Radio Corp. effective August 8, 2011. Mr. Ma entered into a consulting agreement with the Company for a period of one year, beginning August 1, 2011 and expiring July 31, 2012. In June 2012, Mr. Ma entered into a new consulting agreement with the Company for a period of one year, beginning August 1, 2012 and expiring July 31, 2013. In July 2013, Mr. Ma entered into a new consulting agreement with the Company for a period of one year, beginning August 1, 2013 and expiring July 31, 2014, however, such consulting agreement was terminated upon mutual agreement of the parties effective as of August 31, 2013, with no further compensation to be paid after such date of termination.
(7)	Represents consulting fees paid to Mr. Ma by the Company during Fiscal 2013 under the terms of the consulting agreement referred to in footnote (6) above.
(8)	Represents consulting fees paid to Mr. Ma by the Company during Fiscal 2012 under the terms of the consulting agreement referred to in footnote (6) above.

Employment Agreements.

During Fiscal 2013, the Company had employment agreements with certain of its Named Executive Officers, each of which is described below.

Duncan Hon. Duncan Hon, our Chief Executive Officer, entered into an employment agreement effective April 1, 2011, with a wholly-owned, indirect subsidiary of the Company. Such agreement, replaced his prior terminated agreements with the Company and sets forth the terms and conditions pursuant to which Mr. Hon would serve as the Company’s Deputy Chief Executive Officer and, subsequently, as Chief Executive Officer. The agreement provides for an annual base salary of 2,925,000 Hong Kong Dollars (“HKD”) and an annual discretionary bonus payable at any time as recommended by the Board. The contract extends until the earlier of the retirement of Mr. Hon on the first day of the following month immediately after his 60th birthday, or the termination of the agreement by either the Company or Mr. Hon upon the delivery from one to the other of one month prior written notice. In November 2011, the Board approved an increase to Mr. Hon’s base annual salary to $475,000 effective August 31, 2011 based on the recommendation of the Board’s Corporate Governance, Nominating and Compensation Committee.

Andrew L. Davis. Andrew L. Davis, our Executive Vice President and Chief Financial Officer, entered into an employment agreement with the Company on August 1, 2007, which provided that Mr. Davis shall serve as the Company’s Vice President Finance and Corporate Controller. The agreement provides for an annual base salary of $225,000 and a discretionary bonus at the end of the Company’s fiscal year as recommended by the Board. The initial term expired on July 31, 2008. During the term extensions, the Company has the right to terminate the agreement upon 90 days prior written notice and Mr. Davis has the right to terminate the agreement upon 90 days prior written notice. In connection with his appointment as Executive Vice President and Chief Financial Officer, the Company entered into an amendment to the existing employment agreement with Mr. Davis dated September 3, 2010 pursuant to which Mr. Davis’s annual base salary was increased to $275,000 effective as of September 3, 2010. In January 2012, Mr. Davis’ annual base salary was increased to $288,750.

Adrian Ma. Adrian Ma, our former President and Chief Executive Officer, resigned from these positions, and as a director, of Emerson, effective August 8, 2011. Mr. Ma entered into a consulting agreement with the Company for a period of one year, beginning August 1, 2011 and expiring July 31, 2012, for a fee of approximately $221,000. In June 2012, Mr. Ma entered into new consulting agreement with the Company for a period of one year, beginning August 1, 2012 and expiring July 31, 2013, for a fee of approximately $124,000. In July 2013, Mr. Ma entered into a new consulting agreement with the Company for a period of one year, beginning August 1, 2013 and expiring July 31, 2014, however, such consulting agreement was terminated upon mutual agreement of the parties effective as of August 31, 2013, with no further compensation to be paid after such date of termination.

Outstanding Equity Awards at Fiscal Year End

None of the Company’s Named Executive Officers held any outstanding equity awards at March 31, 2013.

Compensation of Directors

During Fiscal 2013, our directors who were not employees (“Outside Directors”), specifically Messrs. Ho, Fok, Mahathir, Sethi, Snellings and Will were paid $79,008, $50,000, $65,000, $65,000, $80,000 and $65,000, respectively, for serving on the Board and on our various committees during the period. The Company does not compensate directors who are employees of the Company for their services as directors.

Outside Directors are each paid an annual director’s fee of $50,000. The Outside Director serving as the Chairman of the Board receives an additional annual fee of $20,000. Each Outside Director serving on a committee of the Board receives an additional fee of $15,000 per annum with no additional fee for serving as chairman of a committee. The Company does not pay any additional fees for attendance at meetings of the Board or the committees. All directors’ fees are paid in four equal quarterly installments per annum and are pro-rated in situations where an Outside Director serves less than a full one year term.

Additionally, each Outside Director is eligible to participate in the Company’s 2004 Non-Employee Outside Director Stock Option Plan. The Company’s directors are reimbursed their expenses for attendance at meetings.

The following table provides certain information with respect to the compensation earned or paid to the Company’s Outside Directors during Fiscal 2013.

Directors Compensation

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Christopher Ho	$79,008	$ 0		$ 79,008
Vincent Fok	$50,000	$ 0		$ 50,000
Mirzan Mahathir	$65,000	$ 0		$ 65,000
Kareem E. Sethi	$65,000	$ 0		$ 65,000
Terence A. Snellings	$80,000	$ 0		$ 80,000
Eduard Will	$65,000	$110,064	(1)(2)	$175,064

(1)	Prior to the fiscal year ended March 31, 2010 (“Fiscal 2010”), the Company had a policy of offering to provide health care insurance to each of its Outside Directors. Mr. Will is the only current Outside Director who elected to receive health care insurance through the Company. During Fiscal 2010, the Company decided to reverse this policy with retroactive effect and to recover the monies paid for such health care insurance from the applicable Outside Directors by offsetting such monies against future board fees over a thirty month period. Accordingly, and as agreed between the Company and Mr. Will, the Company has been recovering over a thirty month period the $28,177 it paid for Mr. Will’s health insurance premiums after the date on which Mr. Will became an Outside Director and through March 31, 2010. Furthermore, the Company paid $16,233 for cell phone charges for Mr. Will after the date on which Mr. Will became an Outside Director and through March 31, 2010, and, as agreed between the Company and Mr. Will, the Company has been recovering such monies by offsetting against future board fees over a thirty month period. During Fiscal 2013, the Company recovered $7,980 from Mr. Will in accordance with terms of the above arrangement, which represented the final amount due from Mr. Will to the Company. Accordingly, Mr. Will’s obligation to the Company has been fully settled.
(2)	During Fiscal 2013, the Company paid $110,064 to Mr. Will for work performed by him for strategic and management consulting with respect to a lawsuit facing the Company and certain of its directors, as well as in connection with merger and acquisition research performed by Mr. Will. During Fiscal 2013, the Company paid expense reimbursement and advances, in the aggregate, of approximately $23,000 to Mr. Will, related to this consulting work and his services as a director of the Company.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options and rights under its 1994 Stock Compensation Program, 1994 Non-Employee Director Stock Option Plan, Emerson Radio Corp. 2004 Employee Stock Incentive Plan and 2004 Non-Employee Outside Director Stock Option Plan, as of March 31, 2013 (the “Plans”). The 1994 Plans expired in July 2004 and the remaining Plans are the only equity compensation plans in existence as of March 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	50,000	$3.13	2,950,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, Emerson engages in business transactions with its controlling shareholder, Grande, and one or more of Grande’s direct and indirect subsidiaries. Set forth below is a summary of such transactions.

Controlling Shareholder

The Grande Holdings Limited (In Liquidation) (“Grande”), a Bermuda corporation, has, together with S&T International Distribution Limited (“S&T”), a subsidiary of Grande, and Grande N.A.K.S. Ltd., a subsidiary of Grande (together with Grande, the “Reporting Persons”), filed, on April 29, 2013, a Schedule 13D/A with the SEC stating that, as of the filing date, the Reporting Persons had the shared power to vote and direct the disposition of 15,243,283 shares, or approximately 56.2%, of the outstanding common stock of Emerson which, pursuant to an agreement between S&T and Deutsche Bank AG (“Deutsche Bank”) on March 26, 2013, are no longer subject to the rights granted to Deutsche Bank pursuant to a security agreement entered into between S&T and Deutsche Bank on January 20, 2010.

On April 10, 2013, Deutsche Bank filed a Form 4 with the SEC disclosing the redemption and release, as of April 2, 2013, of 3,380,079 shares of common stock (the “Remaining Pledged Shares”) of Emerson to S&T, Emerson’s largest shareholder. On May 9, 2013, a Schedule 13G was filed with the SEC by Deutsche Bank AG stating that it had no voting or dispositive power over any of the outstanding common stock of Emerson. As a result, Deutsche Bank no longer claims beneficial ownership of any of the Remaining Pledged Shares. Furthermore, because S&T has regained control of a majority of the outstanding shares of common stock of Emerson, Emerson is once again a Controlled company, as defined in Section 801(a) of the NYSE MKT Rules.

On May 31, 2011, upon application of a major creditor, the High Court of Hong Kong appointed Fok Hei Yu (who is also known by the anglicized name Vincent Fok), a current director of the Company, and Roderick John Sutton, both of FTI Consulting (Hong Kong) Limited (“FTI”), as Joint and Several Provisional Liquidators over Grande. Accordingly, as of May 31, 2011, the directors of Grande no longer have the ability to exercise control over Grande or the power to direct the voting and disposition of the 15,243,283 shares beneficially owned by Grande. Instead, Mr. Fok and Mr. Sutton, as a Provisional Liquidators over Grande, have such power. In addition, on March 20, 2013, the Provisional Liquidators informed Emerson that they are obligated to liquidate the 15,243,283 shares beneficially owned by Grande. The Company can make no assurances regarding whether or to what extent such shares will be liquidated or retained by Grande, the timing, prices or amounts of any sales of shares or the impact, if any, on the Company, its other shareholders or the trading price of its common stock of any actual or anticipated dispositions of shares by the Provisional Liquidators.

Related Party Transactions

Rented Office Space in Hong Kong

The Company is billed for service charges from Brighton Marketing Limited, a subsidiary of Grande, in connection with the Company’s rented office space in Hong Kong. These charges totaled approximately $5,000 for the twelve month period ended March 31, 2013 and approximately $31,000 for the twelve month period ended March 31, 2012. Emerson owed Brighton Marketing Limited nil at both March 31, 2013 and March 31, 2012 pertaining to these charges.

During the twelve months ended March 31, 2013 and the twelve months ended March 31, 2012, the Company was also billed for service charges from The Grande Properties Management Limited, a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $41,000 and approximately $32,000, respectively. During the twelve months ended March 31, 2012, the Company was billed for service charges from Asia Manufacturing Services Limited (formerly known as The Grande Group (Hong Kong) Ltd., a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $19,000. The Company owed nil to The Grande Properties Management Limited related to these charges at both March 31, 2013 and March 31, 2012, and the Company owed approximately $1,000 to Asia Manufacturing Services Limited related to these charges at March 31, 2012.

Beginning July 3, 2012, the Company entered into a rental agreement with Lafe Strategic Services Limited (“Lafe”), which is a related party to Christopher Ho, whereby the Company is leasing out excess space within its rented office space in Hong Kong to Lafe. The rental agreement is on a month-by-month basis, cancellable by either the Company or Lafe on one month’s written notice. During the twelve months ended March 31, 2013, the Company earned rental income of approximately $27,000 from this Arrangement. At March 31, 2013, Lafe owed Emerson nil in rental payable from this arrangement, and Emerson owed Lafe an amount of approximately $6,000 for a security deposit paid to the Company by Lafe at the inception of the agreement.

Consulting Services Provided to Emerson by one of its Directors

During the twelve months ended March 31, 2013 and March 31, 2012, Emerson paid consulting fees of approximately $110,000 and $60,000, respectively, to Mr. Eduard Will, a director of Emerson, for work performed by Mr. Will related to strategy for the Kayne Litigation and merger and acquisition research. In addition, during the twelve months ended March 31, 2013 and March 31, 2012, Emerson paid expense reimbursements and advances, in the aggregate, of approximately $23,000 and approximately $21,000, respectively, to Mr. Will, related to this consulting work and his service as a director of Emerson. At March 31, 2013 and March 31, 2012, respectively, the Company owed Mr. Will nil and approximately $10,000, respectively, related to these activities.

Dividend-Related Issues with S&T

On March 2, 2010, the Board declared an extraordinary dividend of $1.10 per common share, which was paid on March 24, 2010. In connection with the Company’s determination as to the taxability of the dividend, the Board relied upon information and research provided to it by the Company’s tax advisors and, in reliance on the “stock-for-debt” exception in the Internal Revenue Code Sections 108(e)(8) and (e)(10), concluded that 4.9% of such dividend paid was taxable to the recipients.

In August 2012, the Company received a Form 886-A from the IRS which challenges the Company’s conclusions and determines that the Company does not qualify for the above-referenced exception. Accordingly, the IRS has concluded that 100% of the dividend paid was taxable to the recipients. The Company is defending its position and calculations and is contesting the position asserted by the IRS. The Company prepared and, on October 25, 2012, delivered its rebuttal to the IRS contesting the IRS determination. There can be no assurance that the Company will be successful in defending its position.

In the event that the Company is not successful in establishing with the IRS that the Company’s calculations were correct, then the shareholders who received the dividend likely will be subject to and liable for an assessment of additional taxes due. Moreover, the Company may be contingently liable for taxes due by its shareholders resulting from the dividend paid by the Company.

Initially, the Company withheld from the dividend paid to foreign shareholders an amount equal to the tax liability associated with such dividend. On April 7, 2010, upon a request made to the Company by its foreign controlling shareholder, S&T, the Company entered into an agreement with S&T (the “Agreement”), whereby the Company returned to S&T on April 7, 2010 that portion of the funds withheld for taxes from the dividend paid on March 24, 2010 to S&T, which the Company believes is not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits. The Agreement includes provisions pursuant to which S&T agreed to indemnify the Company for any liability imposed on it as a result of the Company’s agreement not to withhold such funds for S&T’s possible tax liability and a pledge of stock as collateral. The Company continues to assert that such dividend is largely not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits. In addition, the Company also continues to assert that this transaction results in an off-balance sheet arrangement and a possible contingent tax liability of the Company, which, if recognized, would be offset in part by the calling by the Company on S&T of the indemnification provisions of the Agreement.

Per the terms of the Agreement, Emerson invoiced S&T in June 2010 approximately $42,000 for reimbursement of legal fees incurred by Emerson with regard to the Agreement and approximately $33,000 as a transaction fee for having entered into the Agreement. In January 2011, Emerson agreed, upon the request of S&T, to waive approximately $5,000 of the legal charges that had been invoiced to S&T in June 2010. S&T paid the full amount owed to Emerson of approximately $70,000 in February 2011.

In February 2011, upon the request of S&T to the Company, the Company and S&T agreed that the collateral pledged as a part of the Agreement would no longer be required and such collateral was returned by the Company to S&T in March 2011 and the Agreement was amended and restated to remove the collateral requirement but retain the indemnification provisions. The Agreement, as amended (the “Amended Agreement”), remains in effect as of today. In the event that (i) the Company is not successful in establishing with the IRS that the Company’s calculations were correct and (ii) S&T is unable or unwilling to pay the additional taxes due or indemnify the Company under the terms of the Amended Agreement, the Company may be liable to pay such additional taxes which would have a material adverse effect on the Company’s financial condition and results of operations.

Other

During each of the twelve months ended March 31, 2013 and March 31, 2012, Emerson invoiced Vigers Appraisal & Consulting Ltd. (“Vigers”), a related party of Christopher Ho, approximately $4,000 for usage of telephone and data lines maintained by Emerson. Vigers owed Emerson approximately $1,000 at both March 31, 2013 and March 31, 2012, related to this activity.

Review and Approval of Transactions with Related Parties

It is the policy of the Company that any proposed transactions between the Company and related parties, as defined by the Financial Accounting Standard Board’s Accounting Standards Codification Topic 850 (ASC 850) (“RPT Transactions”), must be pre-approved by the Corporate Governance, Nominating and Compensation Committee of the Board (the “CGNC Committee”). Any proposed RPT Transaction which is less than or equal to $100,000 in value must be pre-approved by the CGNC Committee and any RPT Transaction which is greater than $100,000 in value must be pre-approved by a majority of those directors of the Company who are independent within the meaning of NYSE MKT Company Guide §803(A)(2), as may be amended from time to time. In reviewing and approving transactions between the Company and related parties, the CGNC Committee and independent directors are to determine whether the proposed transaction is entirely fair to the Company and in the Company’s best interest. For purposes of the policy, related parties means (i) an officer or director of the Company or the member of the immediate family of any of them or (ii) any other corporation, partnership, association, limited liability company, limited liability partnership, trust or other entity or organization in which one or more of the Company’s officers or directors are (a) directors, officers, trustees or other fiduciaries or (b) have a financial interest.

Legal Proceedings

In re: Kayne Litigation. On July 7, 2011, the Company was served with an amended complaint (the “Complaint”) filed in the United States District Court for the Central District of California alleging, among other things, that the Company, certain of its present and former directors and other entities or individuals now or previously associated with Grande, intentionally interfered with the ability of the plaintiffs to collect on a judgment (now, with interest, approximately $60 million) they had against Grande by engaging in transactions (such as the dividend paid to all shareholders in March 2010) which transferred assets out of the United States. The Complaint also asserts claims under the civil RICO statute and for alter ego liability. In the Company’s opinion, the claims appear to be devoid of merit. Accordingly, on September 27, 2011, Emerson moved to dismiss the action for failure to state a claim. On or about February 27, 2012, the Court dismissed the intentional interference claim and portions of the Civil RICO claim with leave to re-plead, but denied the motion to dismiss the alter ego claim. On March 19, 2012, the plaintiffs filed a Second Amended Complaint setting forth the same claims as the Complaint. On April 20, 2012, the Company moved to dismiss the re-pleaded intentional interference and RICO claims, and oral arguments on this motion were held on June 18, 2012. On September 6, 2012, the Court dismissed the RICO claim, but granted the plaintiffs leave to re-plead. On September 17, 2012, the plaintiffs filed a Third Amended Complaint setting forth the same claims as the Complaint. The Company’s response to the Third Amended Complaint was due and filed on October 4, 2012, which joined in a co-defendants’ motion to dismiss the alter ego claim and the RICO claim. The Court heard oral argument on December 17, 2012. On May 9, 2013, the Court granted, in part, the motion to dismiss and dismissed the RICO claim with prejudice. On May 23, 2013, Emerson filed an Answer in which it denied the allegations of the Third Amended Complaint. Discovery, which included the exchange of thousands of documents and numerous depositions of fact and expert witnesses, is now complete. On June 24, 2013, Emerson, and the other parties moved for summary judgment seeking dismissal of the remaining two claims. The court held oral argument on that motion on July 29, 2013. On August 28, 2013, the Court granted the motion, in part, and dismissed the intentional interference claim. The alter ego claim is the only remaining claim. Emerson will continue to defend the action vigorously. This matter is scheduled for trial on October 29, 2013.

PROPOSAL 2: ADVISORY VOTE TO APPROVE

OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this proxy statement, which is often referred to as a “say on pay” proposal, at least once every three years.

As a guiding principle, the Company has designed its executive compensation program to motivate, retain and reward our executives for superior short- and long-term performance for the Company and its stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this proxy statement. While this advisory vote on executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our Named Executive Officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Communications with the Board of Directors” in this proxy statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2013 Summary Compensation Table and the other compensation related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act requires us to obtain an advisory vote (non-binding) from our stockholders indicating how frequently we should seek an advisory vote on our executive compensation, such as Proposal 2 included on page [            ] of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on our executive compensation at the annual meeting of stockholders once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an advisory vote on executive compensation every three years. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on our executive compensation will not only provide our stockholders with direct input on our executive compensation, but also will allow stockholders, our management and our Board of Directors time to evaluate the effects of our executive compensation policies and procedures. This approach will further provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, or three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the stockholders of the Company determine on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement is Option 1 - once every year, Option 2 - once every 2 years, Option 3 - once every three years, or Option 4 - abstain from voting.”

Although this vote is advisory and not binding, the Board will carefully review the results of the vote in making the determination as to the frequency of future advisory votes on our executive compensation.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY THREE

YEARS AS THE FREQUENCY WITH WHICH OUR STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF

MSPC AS INDEPENDENT AUDITORS OF EMERSON

FOR THE FISCAL YEAR ENDING 2014

The Audit Committee has appointed MSPC as the Company’s independent registered accountants to audit the Company’s financial statements for the fiscal year ending March 31, 2014, and has further directed that management submit the selection of independent registered accountants for ratification by the Company’s stockholders at the annual meeting. Stockholder ratification of the selection of MSPC is not required by our by-laws or otherwise. However, the Company is submitting the selection of MSPC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain MSPC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of Emerson and its stockholders.

Representatives of the firm of MSPC are expected to be present at the Company’s annual meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants, MSPC, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

•	Audit Fees. Audit fees billed to the Company by MSPC for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K, and reviews by MSPC of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the fiscal years ended March 31, 2013 and 2012 totaled approximately $210,000 and $255,300, respectively.

•	Audit-Related Fees. The Company was billed approximately $77,500 and $118,000 by MSPC for the fiscal years ended March 31, 2013 and 2012, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption Audit Fees above. Audit-related fees were principally related to procedures in connection with the audit of the Company’s majority shareholder’s consolidated financial statement for its fiscal years ended December 31, 2012 and December 31, 2011, portions of which were credited to the Company’s audit fees for the audit of its financial statements for the fiscal years ended March 31, 2013 and March 31, 2012.

•	Tax Fees. MSPC billed the Company an aggregate of $62,500 and $66,600 for the fiscal years ended March 31, 2013 and 2012 for tax services, principally related to the preparation of income tax returns and related consultation.

•	All Other Fees. The Company was not billed by MSPC for the fiscal years ended March 31, 2013 and 2012, respectively, for any permitted non-audit services.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of the Company’s common stock is present and voting, either in person or by proxy, is required for the ratification of the Company’s independent registered accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

MSPC AS INDEPENDENT AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

PROPOSAL 5: SHAREHOLDER PROPOSAL TO REQUEST

THE BOARD TO DECLARE AND PAY A SPECIAL DIVIDEND

Harper Asset Management, LLC (“Harper”), 2605 Brookline Circle, Atlanta, GA, an Emerson stockholder, has requested that a proposal regarding the declaration of a dividend be presented for stockholder vote at the annual meeting. The proposal, along with Harper’s supporting statement, is included verbatim below. The number of shares of Emerson stock held by Harper will be supplied upon oral or written request to Emerson.

For the reasons set forth following the proposal and supporting statement of Harper, management of Emerson disagrees with Harper’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” Harper’s proposal.

Approval of Harper’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Harper’s Proposal and Supporting Statement

Harper’s Proposed Stockholder Resolution

RESOLVED: The stockholders request the Board of Directors pay a special dividend.

Harper’s Supporting Statement

The company previously paid a $1.10 per share cash dividend to stockholders in March 2010, but has not paid any further dividends since that time. Since the last dividend was paid, the company’s stock price has declined from $2.15 to $1.52 as of June 9th, 2013.

Among the main reasons investors are attracted to a company with cash balances is the prospect of potential cash dividends. The company had $58.4 million in cash and investments reported as of 12/31/2012 on Form 10-Q. This is well in excess of the $38.8 million in cash and investments at the quarter end prior to the previous dividend. Given the company’s strong balance sheet, low capital expenditures and declining working capital needs, such cash should be returned to the company’s owners.

Shareholder requests that the board of directors declare and pay a special dividend to shareholders.

Shareholders are strongly urged to vote “Yes” for this proposal.

Management’s Statement in Opposition

Under Delaware law, the declaration and payment of dividends is within the discretion of the Board of Directors, whose members are elected by the stockholders to exercise sound business judgment in deciding such matters. As a part of its fiduciary duties, the Board periodically evaluates whether the Company should pay a dividend. In making that decision, the Board has considered, and will continue to consider a variety of factors in an effort to balance the anticipated needs of the Company for liquidity, the ability of the Company to generate earnings and cash flow, and the most effective means to enhance stockholder value. The Board continues to actively review how the Company deploys its available cash, including the possibility of paying cash dividends in the future. The Board believes that the declaration and payment of dividends, and the timing and amount of any dividends, should remain subject to the Board’s discretion and its exercise of sound business judgment. For these reasons, the Board of Directors urges Emerson stockholders to vote “AGAINST” Harper’s proposal requesting the payment of a dividend.

For these reasons, the Board of Directors and management strongly urge Emerson stockholders to vote “AGAINST” Harper’s proposal regarding the declaration of a dividend.

PROPOSAL 6: SHAREHOLDER PROPOSAL RECOMMEND

TO THE BOARD TO ADOPT CUMULATIVE VOTING

Lloyd I. Miller (“Miller”), 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida, an Emerson stockholder, has requested that a proposal regarding the adoption of cumulative voting be presented for stockholder vote at the annual meeting. The proposal, along with Miller’s supporting statement, is included verbatim below. The number of shares of Emerson stock held by Miller will be supplied upon oral or written request to Emerson.

For the reasons set forth following the proposal and supporting statement of Miller, management of Emerson disagrees with Miller’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” Miller’s proposal.

Approval of Miller’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Miller’s Proposal and Supporting Statement

Miller’s Proposed Stockholder Resolution

RESOLVED: Cumulative Voting. Stockholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each stockholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A stockholder may cast all such cumulated votes for a single director candidate or focus votes on a few candidates. Under cumulative voting, stockholders can withhold votes from directors who are performing poorly, if there are any, in order to cast multiple votes for other director candidates. This is an important protection for stockholders.

Miller’s Supporting Statement

The Company’s controlling stockholder, Grande Holdings Limited (In Liquidation) (“Grande”), is represented on the Company’s Board by the following directors: Mr. Fok Hei Yu, as provisional liquidator of Grande with control over the shares owned by Grande, and Mr. Christopher Ho, the Chairman of the Board of both Grande and the Company. Cumulative voting would allow significant stockholders to elect a director of their choice, thereby safeguarding minority stockholder interests and bringing independent views to Board decisions.

Institutional Shareholder Services guidelines for 2013 recommend a vote FOR proposals for cumulative voting at companies where insiders have greater than 50% voting power.

By voting FOR this Cumulative Voting Proposal, you will be sending a clear message to the Board that minority stockholders, meaning public stockholders other than Grande and its affiliates, deserve the opportunity to have a meaningful vote in the election of Directors.

Please vote to protect stockholder value and FOR: Shareholder Proposal – Cumulative Voting.

Management’s Statement in Opposition

Cumulative voting may have the appearance of fairness, but in reality cumulative voting could serve the interests of special interest groups. It could make it possible for such a group to elect one or more directors beholden to the group’s narrow interests. This could lead to factions and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the stockholders. The present system of voting utilized by the Company and by most leading corporations, which is to elect directors by allowing each share of common stock to have one vote for each Board seat, prevents the “stacking” of votes behind potentially partisan directors. We believe the present system is thus more likely to promote the election of a more effective Board in which each director can better represent the interests of all the stockholders. For these reasons, the Board of Directors urges Emerson stockholders to vote “AGAINST” Miller’s proposal regarding cumulative voting.

For these reasons, the Board of Directors and management strongly urge

Emerson stockholders to vote “AGAINST” Miller’s proposal regarding cumulative voting.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and stockholders who beneficially own more than 10% of any class of its equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to the Company’s equity securities with the SEC and the NYSE MKT. All reporting persons are required to furnish the Company with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a) of the Exchange Act.

Based solely upon a review of Forms 3 and 4 and amendments to these forms furnished to the Company, and Forms 5, along with amendments thereto, all parties subject to the reporting requirements of Section 16(a) timely filed all such required reports during and with respect to Fiscal 2013.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS

The Company’s Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Company’s Board of Directors. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual c/o Emerson Radio Corp., 3 University Plaza, Suite 405, Hackensack, New Jersey 07061. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon the Secretary’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

Stockholder proposals to be presented at the Company’s Annual Meeting of Stockholders to be held in 2014, for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, must be received by the Company at its offices located at 3 University Plaza, Suite 405, Hackensack, New Jersey 07601, addressed to the Secretary, on or before June 20, 2014. If, however, the date of the Company’s 2014 Annual Meeting of Stockholders is changed by more than thirty (30) days from the date of its 2013 annual meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2014 Annual Meeting of Stockholders. Such stockholder proposals must comply with the Company’s bylaws and the requirements of Regulation 14A of the Exchange Act. See “Election of Directors” for information on stockholder submissions of nominations for election to the Board of Directors.

Rule 14a-4 of the Exchange Act governs the Company’s use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to the Company’s 2014 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal prior to September 3, 2014, the Company will be permitted to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The Company will pay the cost of soliciting proxies in the accompanying form. The Company’s officers may solicit proxies by mail, telephone, telegraph or fax. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Company’s shares of common stock. We have retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies’ discretionary authority to vote the same in accordance with their best judgment in the interest of Emerson.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. The Company filed an amendment to its Annual Report on Form 10-K in July 2013 in order to include certain information regarding our management, compensation and other matters. All of the information included in such amendment has been updated and is included in this proxy statement. A copy of the Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2013, filed with the SEC, is available (excluding exhibits) without cost to stockholders upon written request made to Investor Relations, Emerson Radio Corp., 3 University Plaza, Suite 405, Hackensack, New Jersey 07601 or on-line at the Company’s web site: www.emersonradio.com.

By Order of the Board of Directors,

/s/ Andrew L. Davis
ANDREW L. DAVIS
Secretary

October 18, 2013

0	¢

EMERSON RADIO CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 7, 2013

The undersigned hereby appoints Andrew L. Davis and Barry Smith, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Emerson Radio Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Emerson Radio Corp. to be held at the law offices of SorinRand LLP located at Two Tower Center Blvd, 24th Floor, East Brunswick, New Jersey, on Thursday, November 7, 2013, at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSALS NO. 2 AND 4, AND AS A VOTE OF 3 YEARS ON PROPOSAL 3, AND AS A VOTE “AGAINST” PROPOSALS 5 AND 6, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

EMERSON RADIO CORP.

November 7, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.astproxyportal.com/ast/02008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	21030403003030000000 0	110713

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW AND A VOTE “FOR” PROPOSALS 2, AND 4,

RECOMMENDS A VOTE OF 3 YEARS ON PROPOSAL 3, AND RECOMMENDS A VOTE “AGAINST” PROPOSALS 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2.	Advisory vote to approve the compensation of the Company’s Named Executive Officers		☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Eduard Will				1 year	2 years	3 years	ABSTAIN
		O Duncan Hon		3.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Vincent Fok O Mirzan Mahathir
		O Kareem E. Sethi					FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	O Terence A. Snellings O John Howard Batchelor O Gregory William Hunt O Mark Manski O Roderick John Sutton		4.	To ratify the appointment of MSPC Certified Public Accountants and Advisors, a Professional Corporation as the independent registered public accounting firm of Emerson Radio Corp. for the fiscal year ending March 31, 2014		☐	☐	☐

							FOR	AGAINST	ABSTAIN
				5.	Shareholder proposal requesting the declaration of a special dividend		☐	☐	☐
INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					FOR	AGAINST	ABSTAIN
				6.	Shareholder proposal recommending adoption of cumulative voting		☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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